Exhibit 4.3

Code : 03

Provision of Insurance Fund Administrative Services Agreement

between

Yankuang Group Company Limited

and

Yanzhou Coal Mining Company Limited

24 OCTOBER 2014

This agreement is made and comes into force on 24 October 2014 in Zoucheng City, Shangdong Province, between:

Yankuang Group Company Limited, a wholly state-owned enterprise established and validly exists under the laws of PRC with registration number of business license for legal person as 370000018019807 and registered office at 298 Fushan South Road, Zoucheng City, Shandong Province and its legal representative being Zhang Xinwen (hereinafter referred to as “Yankuang Group”).

Yanzhou Coal Mining Company Limited, a joint stock limited company incorporated and validly exists under the laws of PRC, the publicly issued shares of which are listed on the Shanghai Stock Exchange, Hong Kong Stock Exchange and New York Stock Exchange, with registration number of business license for legal person as 370000400001016 and registered office at 298 Fushan South Road, Zoucheng City, Shandong Province and its legal representative being Li Xiyong (hereinafter referred to as the “Company”).

Whereas:

1.	On 25 September 1997, Yankuang Group, as the sole promoter, founded the Company pursuant to PRC laws. As part of its reorganization, Yankuang Group injected assets and liabilities relating to its major coal production business into the Company, and Yankuang Group retained the remaining assets and liabilities.

2.	After successive IPO and listing of the Company in the Shanghai Stock Exchange, Hong Kong Stock Exchange and New York Stock Exchange, Yankuang Group remains the controlling shareholder of the Company, holding directly and indirectly a total of approximately 56.52% of the issued shares in the Company as at the date hereof.

3.	Yankuang Group owns the ancillary facilities and service systems related to coal production and business, such ancillary facilities and service systems can provide a series of services to the Company; and the Company, as a company mainly operating in coal production business, is incapable of undertaking direct social and welfare responsibilities.

4.	On 23 April 2012, Yankuang Group and the Company entered into the Provision of Insurance Fund Administrative Services Agreement, which was ratified by the independent shareholders on 22 June 2012. This agreement was effective for 3 years from 1 January 2012 to 31 December 2014. Pursuant to the original Provision of Insurance Fund Administrative Services Agreement, Yankuang Group administrates and transfers the Pension Fund on behalf of the Company.

Pursuant to the Contract Law of the People’s Republic of China, the relevant laws and regulations, and the local regulatory requirements in the listing locations of the Company, Yankuang Group and the Company, through friendly discussion, agree on the provision of administrative services for basic pension fund, basic medical insurance fund, supplementary medical insurance fund, unemployment insurance fund and maternity insurance fund (hereinafter referred to as “insurance funds”) free of charge as below:

1.	Definition and explanations

1.1	Definition

Terms used herein shall have the following meaning unless otherwise required by the context:

“Hong Kong Stock Exchange”	the Stock Exchange of Hong Kong Limited;

“PRC”	People’s Republic of China;

“Previous Connected Transaction Agreement”	the Provision of Insurance Fund Administrative Services Agreement entered into between Yankuang Group and the Company on 23 April 2012;

“Subsidiaries”	the controlled subsidiaries and other branch companies of Yankuang Group and the Company;

“administration of insurance funds” or “insurance fund administration”	The administrative services provided to the Company for basic pension fund, basic medical insurance fund, supplementary medical insurance fund, unemployment insurance fund and maternity insurance fund of retired or current employees and transfer of the entire amount to social security agencies by Yankuang Group free of charge pursuant to this agreement.

1.2	Explanation

Unless a contrary intention appears,

(1) For the purpose of administration of insurance funds herein, reference to Yankuang Group and the Company shall include their respective subsidiaries. Yankuang Group also includes its associates from time to time (“associates” has the meaning ascribed to it in the Rules Governing the Listing of Securities of the Stock Exchange of Hong Kong Limited). For the purpose of this agreement, the subsidiaries of Yankuang Group exclude the Company and its subsidiaries;

(2)	Any party to the agreement and any other agreements includes its successors or approved assignees (if any);

(3)	Clauses and appendices refer to the clauses and appendices hereof;

(4) Any clauses herein shall not be interpreted as prohibiting the postponement, revision, modification or supplement of the agreement;

(5) Headings used in this agreement are intended for convenience purpose only and shall not affect the content and explanation hereof.

2.	Insurance fund administration and payment standards

2.1	Pursuant to the requirements of laws and regulations, the employees of the Company shall join the insurance fund plan and the Company shall pay insurance premium for its employees.

2.2	The parties agree that Yankuang Group shall provide the Company with administrative services and transfer services for insurance funds pursuant to relevant laws, rules, regulations and other regulative documents. And for the provision of such services, Yankuang Group agrees not to change any service fees from the Company.

2.2.1	The Company shall withhold 20% of an employee’s total monthly salary as the basic pension fund, 6% as basic medical insurance fund, 4% as supplementary medical insurance fund, 2% as unemployment insurance fund and 1% as maternity insurance fund, and transfer those amounts in full by the end of each month to a special account (“insurance fund special account”) set up by Yankuang Group for the Company. Yankuang Group shall transfer such insurance premium on behalf of the Company’s employees pursuant to relevant laws and regulations.

2.2.2	The payment percentages of the basic pension fund, basic medical insurance fund, supplementary medical insurance fund, unemployment insurance fund and maternity insurance fund shall be adjusted from time to time in accordance with the changes in payment percentages specified by the relevant laws and regulations.

2.2.3	Yankuang Group shall provide special administration of the insurance fund special account. The amount therein shall only be used for the administration of insurance funds of the Company’s employees.

2.2.4	Yankuang Group shall provide an account statement of the usage of funds in the special insurance fund account to the Company every year.

2.2.5	The Company shall have the right to supervise and inspect the use of the insurance fund special account by Yankuang Group.

2.2.6	Yankuang Group shall administer the insurance funds under this agreement for the Company pursuant to the terms hereof and the specific terms agreed by the two parties in writing from time to time.

3.	Representations, undertakings and warranties by Yankuang Group

3.1	Yankuang Group is a wholly state owned enterprise established under the laws and possessing the status of independent legal entity, and currently holds a valid business license.

3.2	Yankuang Group has been engaging in business activities in accordance with the laws, and has never been involved in any business beyond the scope as set by the law.

3.3	Yankuang Group shall timely assist the Company to assume the liabilities and perform the obligations of the latter, or assume such liabilities and perform such obligations on behalf of the Company according to its instruction regarding the transfer of the insurance premium pursuant to relevant laws, rules, regulations and other regulatory documents

3.4	The signing or performance of obligations hereof by Yankuang Group neither breaches nor is legally in conflict with any other agreements it has entered into or its articles of association.

3.5	Yankuang Group undertakes and warrants to provide the services under the agreement which are in accordance with and meet the requirements and standards as negotiated and set by the parties from time to time.

3.6	Yankuang Group undertakes and warrants to treat information including the number of staff and the salaries of employees provided by the Company strictly confidential, and to restrict the use of the above information only for performing the obligations under this agreement.

3.7	Yankuang Group ensures that it would maintain adequate employees who have certain qualifications to provide the services to the Company under this agreement, its employees will have adequate guidance and instructions to provide the Company with the services hereof according to the reasonable requirements of the Company.

3.8	Yankuang Group undertakes that regarding the services of the agreement provided by its subsidiaries and/or associates to the Company, it will cause the subsidiaries and/or associates concerned to provide such services to the Company and/or its subsidiaries according to the requirements hereof.

3.9	Yankuang Group undertakes to the Company that it shall be liable for any act of violation of the terms hereof made by its subsidiaries and/or associates when providing the services.

3.10	Yankuang Group undertakes to the Company that it will cause its subsidiaries and associates to take all necessary actions to fulfill their obligations under this agreement.

3.11	Yankuang Group warrants to take reasonable measures to avoid any losses of the Company arising from certain omission during its performance of obligations. In case of any losses of the Company arising therefrom, Yankuang Group undertakes to compensate for all the losses of the Company.

4.	Representations, undertakings and warranties by the Company

4.1	The Company is a joint stock limited company with the status of independent legal entity incorporated under the laws, and currently holds a valid business license.

4.2	The Company has been engaging in business activities in accordance with the laws, and has never been involved in any business beyond the scope as set by the law.

4.3	The signing of this agreement or performance of obligations hereof by the Company neither breaches nor is legally in conflict with any other agreements it has entered into or its articles of association.

4.4	The Company undertakes to transfer the full amounts concerned to the special insurance fund account in time and in accordance with the provisions of this agreement.

4.5	The Company shall truthfully provide Yankuang Group with the relevant information including the number of staff and the salaries of employees that Yankuang Group requires to perform its obligations under this agreement.

5.	Termination of administrative services under the agreement

5.1	In case the Company cannot easily obtain the insurance fund administration services under this Agreement from a third party in equal terms, Yankuang Group shall not terminate the provision of such services hereunder for any reason.

5.2	Subject to clause 5.1, any party to this agreement may terminate the service of the agreement by giving not less than 12 months’ prior written termination notice to the other party. The effective date of termination of such service shall be specified in the termination notice. The service stated in the notice will automatically be terminated from the effective date of termination stated in the notice. Such termination shall not affect the other rights and obligations of Yankuang Group or the Company hereunder.

5.3	For the avoidance of doubt, both parties agree that, where the Company has issued a notice for termination of the service under this agreement pursuant to clause 5.2, Yankuang Group shall continue its provision of service under this agreement to the Company pursuant to applicable terms of the agreement from the issue date of the notice until the effective date of termination. Such applicable terms shall include the relevant terms of the supplemental agreement entered in accordance with clause 6.3

6.	Effective date, term and termination of agreement

6.1	Unless otherwise agreed in writing by both parties, this agreement shall take effect from 1 January 2015, subject to the signing by the legal representatives or authorized representatives of both parties and the approval by the board of directors or the independent shareholders pursuant to the approval permission and local regulatory requirements in the listing locations of the Company.

6.2	This agreement is valid for 3 years starting from 1 January 2015 until 31 December 2017. The Previous Connected Transaction Agreement shall terminate automatically after this agreement has taken effect.

6.3	In case of any need to modify this agreement, both parties shall enter into a supplemental agreement. In the event of failure of both parties to agree on the terms of the supplemental agreement, the prevailing terms of the agreement shall apply until an agreement is reached by both parties.

6.4	Both parties may negotiate and enter into a new agreement for provision of insurance fund administrative services prior to the termination of this agreement to ensure normal operation of employee insurance fund administration of the Company after the termination of this agreement.

6.5	In case of material default of any clauses hereof by any party (“defaulting party”), this agreement may be terminated immediately by the other party if the defaulting party has failed to remedy such default within a reasonable period requested by the other party in a written notice pointing out the act of default, or if such act of default is not remediable.

6.6	The termination of this agreement shall not harm any rights or obligations of any party already incurred.

7.	Performance of the agreement

In accordance with the regulatory requirements of the listing locations of the Company (including but not limited to the Listing Rules of The Stock Exchange of Hong Kong Limited and the Rules Governing the Listing of Stocks on Shanghai Stock Exchange), an annual cap of transaction shall be set for the continuing connected transactions under this agreement. Where the annual cap for the administrative service transactions requires the approval by the independent shareholders of the Company, the continuation of such administrative service transactions shall be subject to the approval of the independent shareholders of the Company. Where, in any year, the actual amount of such transactions exceeds the annual cap as approved by the independent shareholders of the Company, both parties should terminate the administrative services in excess of the annual cap approved by the independent shareholders before the Company has performed the approval procedures according to the regulatory requirements of the listing locations.

8.	Announcement

Any party shall not make or permit the other party to make (where one party is capable of controlling the other party) any announcement related to the subject of this agreement or any relevant issues without prior written consent of the other party, save for announcement made in compliance with the requirements of the law or the China Securities Regulatory Commission, Shanghai Stock Exchange, the Hong Kong Stock Exchange, the Securities and Futures Commission in Hong Kong, the New York Stock Exchange, the United States Securities and Exchange Commission or the regulatory authorities in any other listing locations of the Company.

9.	Other provisions

9.1	Neither party shall assign or transfer its rights or obligations under this agreement to any third parties without written consent of the other party.

9.2	This agreement and its appendix shall constitute the complete agreement by both parties on all issues herein and replace all prior agreements by both parties related to such transactions. In case of violation of any clauses of the Previous Connected Transaction Agreement by any party (“defaulting party”), the validity of this agreement shall not affect any rights entitled by the other party (“non-defaulting party”) due to the default of the defaulting party.

9.3	Should any clauses herein become illegal, invalid or unenforceable at any time, the other clauses shall not be affected.

9.4	In case of any failure of performance of its obligations of this agreement by any party pursuant to the provisions hereof due to force majeure, that party shall timely provide evidence and written notice to the other party in order not to be deemed as having made any act of default. The other party shall agree to give a reasonable period for performance of duties and obligations according to the situation.

9.5	Both parties agree to bear all relevant costs and expenses required by the relevant laws of the PRC arising from their entering into this agreement or evenly bear such costs and expenses if it is not specified by the laws.

9.6	Any amendments to this agreement or its appendix shall be made by written agreement where possible and shall be signed by both parties and approved via appropriate legal procedures.

9.7	Unless otherwise required, failure or delay in exercising its rights, powers or privileges hereunder by any party shall not constitute a waiver of such rights, powers or privileges, and any single or partial exercise of such right, power or privilege does not exclude its exercise of any other rights, powers or privileges.

9.8	The appendix to this agreement is an integral part of this agreement, and shall be equally binding as if it was included in the agreement.

10.	Notice

10.1	Any notices or other documents for the parties in accordance with this agreement shall be delivered by post or fax to the relevant party at the following address:

(a)	Yankuang Group:	Yankuang Group Company Limited
	Address:	298 Fushan South Road,
Zoucheng City,
Shandong Province
People’s Republic of China

	Tel:	0537-5382232
	Fax:	0537-5382831

(b)	The Company:	Yanzhou Coal Mining Company Limited
	Address:	298 Fushan South Road,
Zoucheng City,
Shandong Province
People’s Republic of China

	Tel:	0537-5382319
	Fax:	0537-5383311

10.2	Timelines for serving notices or documents:

(a)	Delivery by hand: upon hand-over of the letter;

(b)	Delivery by mail: within five (5) working days after posting (excluding Saturdays, Sundays and public holidays in the PRC); and

(c)	Delivery by fax: upon receipt of fax. Where the fax is received outside business hours, the receiving time shall be the general business hours of the second day (excluding Saturdays, Sundays and public holidays in the PRC) and the sender shall present the confirmation of transmission by the fax machine to indicate the transmission is completed.

11.	Applicable laws and jurisdiction

This agreement shall be governed by and construed by the applicable laws of the PRC. Any disputes (including any issues concerning the existence, validity, and rights and duties of both parties under this agreement) arising from or in connection with this agreement not resolved through friendly negotiation may be submitted to Jining Arbitration Commission located in Jining City, Shandong Province, the PRC for arbitration according to its prevailing Arbitration Rules upon request of any party. The arbitral award shall be final and binding upon both parties.

12.	Supplemental provisions

This agreement is written in Chinese.

This agreement is made in quadruplicate with equal legal effects. Each party shall hold 2 copiesupon signature and sealing by the legal or authorized representatives of both parties.

In witness hereof, this agreement was signed on the date specified on the first page.

Yankuang Group Company Limited (Seal)

Legal representative
/authorized representative:

Yanzhou Coal Mining Company Limited (Seal)

Legal representative
/authorized representative:

Appendix: Provision of insurance fund administrative services by Yankuang Group to the Company

Item no	Item provided	Pricing basis	Provision period	Notice period for termination

1	Basic pension fund	20% of the total salary of the employees of the Company, Yankuang Group shall set up a special account to administer and transfer such amount free of charge	3 years	12 months

2	Basic medical insurance fund	6% of the total salary of the employees of the Company, Yankuang Group shall set up a special account to administrer and transfer such amount free of charge	3 years	12 months

3	Supplementary medical insurance fund	4% of the total salary of the employees of the Company, Yankuang Group shall set up a special account to administer and transfer such amount free of charge	3 years	12 months

4	Unemployment insurance fund	2% of the total salary of the employees of the Company, Yankuang Group shall set up a special account to administer and transfer such amount free of charge	3 years	12 months

5	Maternity insurance fund	1% of the total salary of the employees of the Company, Yankuang Group shall set up a special account to administer and transfer such amount free of charge	3 years	12 months